Exhibit 99.1

AIM ImmunoTech Signs Clinical Trial Agreement with Roswell Park Comprehensive Cancer Center Supporting Phase 1/2 Clinical Trial of Ampligen Combined with Interferon Alfa-2b in COVID-19 Patients with Cancer

Agreement Important Precursor to Next Step, Enrollment

AIM is a Study Collaborator and Financial Supporter

OCALA, Fla. – July 9, 2020 – AIM ImmunoTech (NYSE American: AIM), today announced that it has entered into a clinical trial agreement (CTA) with Roswell Park Comprehensive Cancer Center to support Roswell Park’s Phase 1/2a trial of Ampligen (rintatolimod) in combination with interferon alfa-2b, in cancer patients with COVID-19, the disease caused by the SARS-CoV-2 coronavirus. Funding for the clinical trial is provided, in part, through grants from the National Cancer Institute and AIM, as well as institutional support from Roswell Park.

Thomas K. Equels, CEO of AIM ImmunoTech, commented, “We are excited to team up with Roswell Park, a leading cancer research center, to test Ampligen as part of an antiviral treatment combination for COVID-19 among cancer patients. Based on the preclinical studies, we are encouraged by the potential for an effective early-onset treatment against this new and deadly virus especially for cancer patients, who face significantly increased risk of severe symptoms or death. We look forward to leveraging this important clinical trial for cancer patients with COVID-19, if successful, into tests of Ampligen in other high risk and immunocompromised COVID-19 groups.”

“We are very grateful for AIM’s participation and collaboration in this study, which represents an important potential treatment option for cancer patients with COVID-19,” said Pawel Kalinski, MD, PhD, Vice Chair for Translational Research and Rustum Family Professor for Molecular Therapeutics and Translational Research at Roswell Park, who is scientific lead on the new clinical trial as well as five other related studies. “The trial is a signature element of Roswell Park’s work to optimize immune-based approaches for treating cancer and infectious diseases, and AIM’s support for our vision helped ensure that we could bring this novel approach to patients.”

Enrollment of patients on the trial, which will be conducted at Roswell Park under the clinical leadership of Brahm Segal, MD, Chair of Internal Medicine and Chief of Infectious Diseases at the Buffalo, N.Y.-based cancer center, is expected to begin within 30 days.

Roswell Park is the sponsor of the new clinical trial (clinicaltrials.gov/NCT04379518), which will test the safety and effectiveness of this combination regimen to clear the SARS-CoV-2 virus from the upper airway in patients with cancer and mild to moderate COVID-19. The initial Phase 1 portion of the study is planned to evaluate 12-24 patients receiving both Ampligen and interferon alfa-2b at escalating doses. Once the Phase I portion is complete, the Phase 2a portion of this study will be initiated with patients randomized into two arms: one receiving the two-drug combination and a control group who will not receive Ampligen or interferon alfa-2b, but will receive best available care.

AIM ImmunoTech is helping to fund the study and will provide Ampligen (rintatolimod) at no charge for this study. As reported in May 2020, the U.S. Food and Drug Administration has permitted this trial to proceed.

The CTA formalizes the agreement between AIM and Roswell for the trial and is an important step leading to commencement. AIM believes that Ampligen with interferon alfa-2b may benefit cancer patients with COVID-19. This is a very high-risk population whose death rate may be significantly higher than the general population. Based on the promising results on the immuno-oncology properties of this combination in earlier oncology trials, AIM sees the potential to spur an early innate immune response in cancer patients, with a goal of limiting viral replication and preventing viral transmission to other cells.

In earlier SARS-CoV-1 studies in mouse models, Ampligen demonstrated a protective effect. Barnard 2006 showed that Ampligen “…reduced virus lung titers to below detectable limits.” Day 2009 similarly showed that Ampligen “…led to more rapid decline of virus in the lungs compared with untreated animals” resulting in a 100% survival outcome in the mouse study as opposed to a 100% death rate in the control group. The pathogenic features of SARS-CoV-1 and SARS-CoV-2 (the virus that causes COVID-19) indicate that both viruses utilize the same ACE2 receptor to bind to and infect human cells, utilize almost identical critical transcription-regulatory sequences, and the protein sequences of both viruses share a remarkable 94% homology (https://www.centerforhealthsecurity.org/resources/COVID-19/COVID-19-fact-sheets/200128-nCoV-whitepaper.pdf ).

About Roswell Park Comprehensive Cancer Center

Roswell Park Comprehensive Cancer Center is a community united by the drive to eliminate cancer’s grip on humanity by unlocking its secrets through personalized approaches and unleashing the healing power of hope. Founded by Dr. Roswell Park in 1898, it is the only National Cancer Institute-designated comprehensive cancer center in Upstate New York. Learn more at www.roswellpark.org, or contact us at 1-800-ROSWELL (1-800-767-9355) or ASKRoswell@RoswellPark.org.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat immune disorders, viral diseases and multiple types of cancers. AIM’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, AIM believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® include studies of cancer patients with renal cell carcinoma, malignant melanoma, colorectal cancer, advanced recurrent ovarian cancer and triple negative metastatic breast cancer. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. These statements involve a number of risks and uncertainties. For example, significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of COVID-19 in humans and no assurance can be given that it will be the case. In this regard, the FDA authorization of the IND and the Roswell CTA are the first steps and no assurance can be given as to whether the Roswell trial and/or subsequent trials will prove successful. Some of the world’s largest pharmaceutical companies are racing to find a treatment for COVID-19. Even if Ampligen proves effective in combating the virus, no assurance can be given that our actions toward proving this will be given first priority or that, even if Ampligen proves effective, another treatment that eventually proves effective will not make our efforts ultimately unproductive. No assurance can be given that future studies will not result in findings that are different from those reported in studies we are relying on. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. We cannot assure that our potential foreign operations will not be adversely affected by these risks. With regard to the Company’s activities with Ampligen generally, no assurance can be given as to whether current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. Any forward-looking statements set forth herein speak only as of the date of this press release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. The information found on our website is not incorporated by reference herein and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC
Phone: 212-671-1021
Email: aim@crescendo-ir.com

AIM ImmunoTech Inc
Phone: 800-778-4042
Email: IR@aimimmuno.com